Exhibit 10.1
AMENDMENT NO. 1
PIEDMONT NATURAL GAS COMPANY, INC.
DIRECTOR RETIREMENT BENEFITS AGREEMENTS
     THIS AMENDMENT NO. 1 (this “Amendment”) to the Piedmont Natural Gas Company, Inc. Director Retirement Benefits Agreements is adopted effective as of the 31st day of December, 2008, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).
Statement of Purpose
     WHEREAS, the Company maintains a retirement benefit plan for non-employee directors first elected to the Board of Directors of the Company on or before August 20, 2003;
     WHEREAS, the benefits provided under the plan are set forth in a Director Retirement Benefits Agreements between the Company and each eligible director (collectively, the “Agreements”); and
     WHEREAS, the Agreements must be amended prior to January 1, 2009 to comply with the requirements of Internal Revenue Code Section 409A; and
     NOW, THEREFORE, the Company does hereby declare that the Agreements are hereby amended effective December 31, 2008 as follows:
     1. Paragraph 4 of each of the Agreements is deleted in its entirety and the following new Paragraph 4 is substituted in lieu thereof:
     4. In the event of a “Change in Control” (as hereinafter defined) during the time when the Director is serving on the Board, the Director shall receive a lump sum cash payment equal to his or her “Fixed Retirement Benefits” (as hereinafter defined). Such payment shall be made within ninety days after the Change in Control and shall be in lieu of any other benefits the Director would otherwise be entitled to receive under Paragraphs 1, 2 and 3 of this Agreement.
     For purposes of this Paragraph, the following terns shall have the meanings indicated below:
     (A) “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code.

     (B) “Fixed Retirement Benefits” shall mean 150% of the net present value of the retirement benefits the Director would otherwise be entitled to receive under Paragraph 1 above if the Director retired on the date immediately preceding the Change in Control and assuming the Director has served not less than 10 continuous years on the Board (regardless of the Director’s actual time of service). Such net present value shall be determined in the same manner as provided in the case of a lump sum election under the Company’s tax-qualified employee defined benefit retirement plan for employees of the Company as in effect on the date immediately prior to the Change in Control.
     2. Except as expressly or by necessary implication amended hereby, the Agreements shall continue in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the day and year written above.

PIEDMONT NATURAL GAS COMPANY, INC.
/s/ Kevin O’Hara
Name:	Kevin O’Hara
Title:	Senior Vice President - Corporate and Community Affairs

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